TEREX CORPORATION [NYSE: TEX]

CONFERENCE CALL

Friday, March 10, 2006 at 8:30 a.m. Eastern Time

Westport, CT, March 7, 2006 - You are invited by Terex Corporation to participate in a conference call that will provide an update on Terex’s 2005 financial performance as well as a 2006 outlook. The live call will begin on Friday, March 10, 2006 at 8:30 a.m., Eastern Time. Ronald M. DeFeo, Chairman and CEO, will host the call.

To access the call, call (877) 726-6603 on Friday, March 10, 2006 at least 10 minutes before the call is scheduled to begin.

To accommodate our audiences in earlier time zones or anyone unable to listen, there will be a replay of the teleconference. The replay will be available shortly after the conclusion of the call and can be accessed until Friday, March 17, 2006 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 and enter conference id #6133500.

International participants should call (706) 634-5517 at least 15 minutes before the start of the conference call. To access the replay, please call (706) 645-9291 and enter conference id #6133500.

Terex Corporation will be releasing the update on its 2005 financial performance and 2006 outlook to the wire services on Thursday, March 9, 2006 after market close. You may visit our Website, www.terex.com for immediate access to this press release under the Investors section.

Also, a simultaneous, listen-only mode webcast of this conference call will be available on www.terex.com. Those who wish to listen to the conference call should visit the Investors section of the Company’s Website at least 15 minutes prior to the event’s broadcast. Then, follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

For further information, please contact Elizabeth Gaal, Investor Relations Associate at (203) 222-5942.

Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976